Exhibit 99.1

AMERICAN MEDIA, INC. NAMES BONNIE FULLER
EXECUTIVE VICE PRESIDENT/ CHIEF EDITORIAL DIRECTOR

New York (June 26, 2003) David J. Pecker, Chairman, President and CEO of American Media Inc. today announced the appointment of Bonnie Fuller as Executive Vice President/ Chief Editorial Director for the entire company. Ms. Fuller resigned her position as Editor In Chief of US Weekly to accept her new role.

Ms. Fuller brings to AMI one of the most successful track records in publishing history:

o She started her career at the Toronto Star as a fashion reporter and then moved to Women's Wear Daily as Sportswear Editor. She returned to Canada in 1983 to become Editor In Chief of the Canadian fashion magazine Flare. During her five year tenure, she saw newsstand sales increase by 100%.

o Based on this success, she was then hired by Gruner & Jahr to take over YM. Ms. Fuller re-launched YM and increased circulation from 700M to 1.750MM.

o She was next recruited by Hearst to launch Marie Claire, taking newsstand sales from 0 to 500M. Based on this achievement, Hearst named her to replace Helen Gurley Brown at their flagship woman's title, Cosmopolitan. Ms. Fuller grew newsstand sales 18% from 1.6MM to 1.9MM in the first year. As a result of Cosmo's success, Ms. Fuller was named Ad Age Editor Of The Year.

o Conde Nast then hired her to replace another industry legend, Ruth Whitney, at Glamour. Ms. Fuller increased circulation to 2.1MM, the highest ever. In 2000, the magazine was awarded the prestigious Amnesty International Spotlight Award for its coverage of women's issues around the world.

o In March 2002, Jann Wenner brought her in to turn around US Weekly. When Ms. Fuller arrived, US averaged 274M copies an issue sold on the newsstand. They now sell over 600M on the newsstand, an increase of over 100%. For her achievements, Ms. Fuller was named Ad Age Editor Of The Year for the second time.

Ms. Fuller will oversee AMI's 20 weekly, bi-weekly and monthly magazines, 21 monthly specials, 200 mini-mags, micro-mags & digests and its paperback book division. She will be in charge of editorial for all six AMI tabloids, including the National Enquirer, Star and Globe, which collectively sell over 3MM copies per week. She will also oversee AMI's Consumer Magazine Division consisting of Shape, Men's Fitness, Muscle & Fitness, Muscle & Fitness Hers, Natural Health, Fit Pregnancy, Flex, Country Weekly, Auto World, NOPI Street Performance Compact, the new AMI Latino Magazine Group (Mira and the soon-to-be launched Shape En Espanol and Men's Fitness En Espanol), the single subject mini-mags, micros and digests, and the company's paperback book division. Collectively, this represents over 240MM units in annual sales.


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"We are very fortunate to have Ms. Fuller join our team," Mr. Pecker said.
"She is the top editor in the country, from both a commercial and journalistic perspective. In her new position, I believe Bonnie will enjoy the same success with AMI that she has experienced in all of her past endeavors."

"I am absolutely thrilled to join AMI," Ms. Fuller said. "I look forward to working with all the editors and their respective teams to enhance the editorial strengths of their brands and maximize their potential."

Mr. Pecker believes that Ms. Fuller's magic touch on the newsstand will benefit all of AMI's titles. "And," he added," I think she'll enjoy working on men's as well as women's magazines for a change."

Ms. Fuller officially assumes her new post on July 7th. One of her first priorities will be to recruit a new Editor In Chief for Star.